SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[  ] Preliminary proxy statement.

[  ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)
     (2)).

[  ] Definitive proxy statement.

[ X ] Definitive additional materials.

[  ] Soliciting material under Rule 14a-12.

                          FIRST AVIATION SERVICES INC.
         --------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
                 WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
                       WYNNEFIELD CAPITAL MANAGEMENT, LLC
                            WYNNEFIELD CAPITAL, INC.
                                   NELSON OBUS
                                JOSHUA H. LANDES
                  WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN
 ------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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previously.  Identify the previous filing by registration  statement  number, or
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

The following press release was issued June 1, 2004, and posted on the website www.rescuefavs.com:

                                                                        CONTACT:
                                                                     Eric Berman
                                                                      Joseph Kuo
                                                            of Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                                     Nelson Obus
                                                           of Wynnefield Capital
                                                                    212-760-0134

                    WYNNEFIELD GROUP REITERATES COMMITMENT TO
                           VALUE FOR ALL SHAREHOLDERS

                 -- RESPONDS TO FIRST AVIATION SERVICES BOARD --

NEW YORK, NY, June 1, 2004 - The Wynnefield Group, the largest minority shareholder in First Aviation Services Inc. (NASDAQ: FAVS), today released the following letter in response to the letter to shareholders from the FAvS Board of Directors dated May 26, 2004:

Dear Members of the Board of Directors:

As long-time shareholders in First Aviation Services (FAvS), we were disappointed to see your recent letter to shareholders. Please know that we undertake this proxy contest as a matter of principle on behalf of ALL minority shareholders. Your allegation that Wynnefield is seeking to pressure the board to buy back our shares at a premium is completely untrue and is completely contrary to the investment philosophy of Wynnefield. A review of our eleven-year history of investing in public companies would confirm that Wynnefield has NEVER accepted a premium price for its shares alone. Wynnefield would only sell its shares at a price that was available to all other shareholders.

We have launched this proxy contest as a last resort. Management and the board have rejected our plea to develop and execute within a board-agreed time frame something that this company has never had: a business plan that delivers consistent profits and value to ALL shareholders. Our focus here is to bring fresh thinking to the board and enlist its commitment to developing and implementing a business plan that delivers consistent profitability and shareholder value within a specified period of time. If - and only if - this fails, we would ask the board's commitment to engage in a value-releasing transaction for all shareholders.

We are compelled to respond to several inaccurate assertions in your letter to shareholders. This is not an issue of personal rhetoric; the fact of the matter is that, while using the investing public's money, the board and management of FAvS have failed to create value over their many years of stewardship. Your characterization of the company's performance under your stewardship ignores the facts, including:

   o FAvS stock trades near net/net working capital (liquidation value) per share - indicating that the market assigns its existing business little value.

   o FAvS has reported average annual losses from continuing operations of $(0.12) per share for the past four fiscal years; and

Wynnefield Group Responds -- continued                                         2

   o  FAvS stock traded below book value for more than three years.

You asked shareholders not to be fooled by Wynnefield. In truth, it is the board that is attempting to fool FAvS shareholders, not Wynnefield. Management boasts that it is achieving "record sales," but has repeatedly refused to disclose whether its sales are attributable to its low-margin parts distribution operations, or its potentially more profitable supply-chain management (or logistics) operations, which management has described as the "rationale for this Company being public." With no segment disclosure, understanding the "success" of the logistics business is problematic. We cannot know whether the company's refusal to separately report logistics sales is an attempt to obscure a lack of progress in the logistics sector from FAvS shareholders.

While FAvS management continues to blame a post-9/11 industry downturn for the company's weak performance, the facts demonstrate that FAvS' closest competitor (Aviall, Inc.) has consistently outperformed FAvS since that time, and that the industry has been recovering:

   o Since 2001, Aviall's share price has increased by more than 225%, while FAvS' has remained essentially flat (see www.rescuefavs.com for chart);

   o In 1999, FAvS sold its aircraft/engine overhaul subsidiary, whose primary customers were military, and has failed to make use of the proceeds to grow FAvS' business, while Aviall entered the military market with significant positive results;

   o FAvS' paid a $7.251 million special one-time dividend, the majority of which went to First Equity, the holding company and investment banking firm owned 100% by FAvS' Chairman and its CEO, instead of using this cash to invest in the growth of FAvS to replace business lost from the disposition of its lucrative aircraft/engine overhaul operations;

   o The general aviation industry improved significantly from the first quarter of 2003 to the first quarter of 2004 - with parts shipments up 9.7% and total billings up 21.1% -- according to the General Aviation Manufacturers Association.

We believe FAvS' continued underperformance results from the company's failure to articulate and execute a consistently profitable business plan and a lack of investment in the growth of the business - strategies it had outlined in its 1997 Initial Public Offering prospectus and subsequent communications to shareholders. Although that growth strategy included, among other things, acquisition of complementary businesses, as noted above, FAvS SOLD its primary subsidiary for net cash of $44 million in 1999, and with that cash has only made one small ($4.6 million) acquisition.

Moreover, there are important issues at stake in this contest involving minority shareholders' rights and corporate governance. As you know, FAvS is controlled by First Equity, a holding company and investment banking firm that is itself owned entirely by FAvS' Chairman and its CEO. First Equity, owning just 51% of the company, has had complete control over director elections and business strategies.

Wynnefield Group Responds -- continued                                         3

In fact, even as the company's performance continues to suffer, these management insiders continue to reap financial rewards:

   o First Equity has received fees of more than $1.4 million over the past four years for "advisory services relating to potential acquisitions and other financial transactions" - even though only one small $4.6 million acquisition was completed during that time;

   o First Equity has received annual lease and expense-sharing payments - including $140,000 this past year - to maintain headquarters in Westport, CT - even though there is ample space at the company's central Memphis facilities; and

   o First Equity's co-owner (who also serves as FAvS' CEO) receives significant bonuses and salary - including a discretionary cash bonus of $200,000 for the fiscal year ended January 31, 2004 - even though a significant portion of his compensation was supposed to be "at risk," based upon the Company's performance and achievement of objectives compared to the performance of the company's successful competitors, according to FAvS' proxy statement.

The board's efforts - under the control of the 51% owner (the investment banking firm First Equity) - have been unsuccessful in improving returns to outside shareholders or addressing financial rewards to insiders. We have therefore pursued the election to the board of a representative of minority shareholders, who would bring fresh ideas and help to develop and execute a plan that creates value for ALL shareholders. GIVEN THE PERFORMANCE OF THE COMPANY, IT IS HARD TO UNDERSTAND MANAGEMENT'S OPPOSITION TO THE ELECTION OF A SINGLE DIRECTOR OF THE MINORITY SHAREHOLDERS' CHOOSING. There is no denying that the true public shareholders of FAvS have had no practical opportunity to elect a director of their choosing.

In this contest, we are proposing that minority shareholders - who represent a combined total of more than 48% of the company - have ONE representative on its board of directors. Why is FAvS afraid of only one board member elected by minority shareholders? Why is FAvS averse to the possibility of fresh ideas?

We have proposed Nelson Obus as a candidate for the board because he is a highly experienced, long-term value investor, who currently serves on the boards of two other public companies. In fact, he serves on the audit committees of these companies and additionally the compensation committee of one of them, and has helped to guide them to improved equity value for ALL shareholders.

We first proposed Mr. Obus as a candidate for the FAvS board last year. In 2003, Mr. Obus received more than 66% of the votes cast excluding shares controlled by First Equity and executive management, despite ONLY TWO DAYS to solicit shareholders.

If elected this year, Mr. Obus will focus the board of directors through concrete suggestions for the development of a consistently profitable business plan that benefits ALL shareholders of the company. ONLY ABSENT DISCERNIBLE PROGRESS TOWARD PROFITABILITY AND GROWTH WITHIN A REASONABLE TIME FRAME WILL HE RECOMMEND TRANSACTIONS TO RELEASE VALUE FOR ALL SHAREHOLDERS. AND EVEN THEN HE WOULD BE ONLY ONE VOICE AMONG FIVE DIRECTORS.

We are also proposing the implementation of cumulative voting of directors. Cumulative voting would allow holders of 33.4% of FAvS stock to elect a single director of their own choosing (when two directors are up for election).

Wynnefield Group Responds -- continued                                         4

Rather than continue to falsely impugn our motives and make personal assaults on Mr. Obus' character, the board should focus on its responsibilities to its minority shareholders.

Sincerely,
/s/
Nelson Obus
On behalf of The Wynnefield Group


ADDITIONAL INFORMATION:

Shareholders are advised to read the Wynnefield Group's definitive proxy statement, which contains important information. Shareholders may obtain a free copy of the proxy statement and other documents filed by the Wynnefield Group with the SEC at the SEC's internet website at www.sec.gov. The proxy statement, a proxy card, and other documents may also be obtained free of charge from the Wynnefield Group's proxy solicitor or from the Wynnefield Group by request to:

           Lawrence E. Dennedy        or       Nelson Obus
           Daniel M. Sullivan                  The Wynnefield Group
           MacKenzie Partners, Inc.            450 Seventh Avenue, Suite 509
           105 Madison Avenue                  Phone:  (212) 760-0134
           New York, NY  10016
           Phone:  (800) 322-2885

If you have lost your proxy card from the Wynnefield Group, or did not receive one, you may obtain another proxy statement and card by contacting MacKenzie Partners, Inc. or The Wynnefield Group at the phone numbers listed above.

ABOUT THE WYNNEFIELD GROUP:

The Wynnefield Group is First Aviation's largest outside shareholder, holding 29.7% of the company's outstanding common stock. Wynnefield is a long-term investor in FAvS, having first invested in the company shortly after its initial public offering more than six years ago.

The Wynnefield Group includes  several  affiliates of Wynnefield  Capital,  Inc.
(WCI), a value investor, specializing in U.S. small cap situations that have company- or industry-specific catalysts. WCI was established in 1992. Its founding partners, Nelson Obus and Joshua Landes, held senior research and institutional equity positions at Lazard Freres & Co. during the 1980s, and the initial Wynnefield investors included many of their colleagues at Lazard. The fund has grown to approximately $200 million under management. Nelson Obus currently serves on the boards of directors of two publicly traded companies, Layne Christensen Company (NASDAQ: LAYN) and Sylvan Inc. (NASDAQ: SYLN) and additionally serves on the audit committees of both companies and the compensation committee of Layne.

More information about the Wynnefield Group's efforts to help provide value to all FAvS shareholders can be found at www.rescuefavs.com.

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